UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 10, 2007

Cabot Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5667	04-2271897
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Two Seaport Lane, Suite 1300, Boston, Massachusetts		02210-2019
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-345-0100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2007, the Compensation Committee of Cabot’s Board of Directors authorized grants of Cabot common stock to Cabot’s executive officers under the 2007 long-term incentive compensation program. Each long-term incentive grant involves a specific number of shares of Cabot common stock (the "Grant Number") that the executive officer may elect either (i) to purchase as shares of restricted stock at 30% of the market price of such stock on the date of grant, (ii) to receive as a non-qualified stock option for a number of shares of Cabot common stock equal to two times the Grant Number, exercisable at 100% of the market price of such stock on the date of grant, or (iii) a combination of purchase restricted stock and stock options. The closing price of Cabot common stock on May 10, 2007 was $46.03. Each executive officer has until May 29, 2007 to make his election. Both the purchase restricted stock and the stock options are subject to a three-year vesting period, and the benefits of both types of grants (other than dividends already paid on the restricted stock) are forfeited if the executive leaves Cabot prior to the end of such three-year period for any reason other than death or disability, unless the Compensation Committee, in its sole discretion, determines otherwise.
The Grant Numbers for each of Cabot’s named executive officers for the 2007 long-term incentive program are as follows: Kennett F. Burnes, Chairman, President and CEO, 86,000; Jonathan P. Mason, Executive Vice President and CFO, 23,800; William J. Brady, Executive Vice President and General Manager, Carbon Black, 27,000; Dirk L. Blevi, Executive Vice President and General Manager, Europe, 13,500; Brian A. Berube, Vice President and General Counsel, 17,500.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cabot Corporation

May 16, 2007	By:	Brian A. Berube

Name: Brian A. Berube
Title: Vice President and General Counsel